EMPLOYMENT AGREEMENT


     This Employment Agreement ("Agreement") dated December 15, 1997, by and between PacificHealth Laboratories, Inc. (hereinafter the "Company"), a Delaware corporation, and Robert Portman (hereinafter "Employee").

     WHEREAS, the Company desires to retain the services of Employee and Employee desires to be employed upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

         1. EMPLOYMENT: The Company shall employ Employee as its President and Chief Executive Officer, and Employee shall accept employment and shall render services in such capacities, under and subject to the conditions and terms set forth herein. During the period of his employment, Employee shall devote his full time, attention, energy, knowledge and skill to the business and interests of the Company, from offices of the Company to be maintained in the Central New Jersey area, and the Company shall be entitled to the profits and other benefits arising from or incident to the work, services and advice of Employee.

         2. TERM: The term of this Agreement, and the term of employment of Employee hereunder, shall commence on January 1, 1998 (the Effective Date"), and shall end on the day preceding the third anniversary date of the Effective Date, i.e., December 30, 2000 (the "Scheduled Termination Date"), provided:

              a. Employee shall have the right to terminate his employment hereunder for cause, upon written notice to the Company referring to this paragraph 2(a) and describing the condition relied upon by him in invoking the provisions hereof, if, without Employee's written consent, (i) the Company fails to pay Employee any salary or other compensation or benefit required to be paid hereunder when due and for a period of thirty (30) days after demand therefor by Employee; (ii) there occurs any substantial change in the authorities, powers, functions or duties attached to Employee's positions; or (iii) Employee is required by any directive from the Company to reside outside of the Central New Jersey area; unless, in any such case, the Company, within thirty (30) days after Employee's giving of notice hereunder, takes full and effective action to eliminate the condition cited by Employee in his notice of termination as the reason for his giving of such notice.

              b. Employee shall have the right to terminate his employment hereunder without cause at any time upon not less than thirty (30) days written notice.

     3. COMPENSATION:

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              a. Employee shall receive base salary which shall be paid in equal, bi-weekly installments commencing with the first pay period immediately following the Effective Date. Employee's salary shall be as follows:

                  i) For two full years following the Effective Date, Employee's base salary shall be $150,000 per year, provided, however, that Employee's salary shall be increased to $175,000 per year effective January 1, 1999, if the Company's net pre-tax operating income for the year ended December 31, 1998, exceeds $25,000.

                  ii) In the third year following the Effective Date, Employee's base salary shall be determined by a Compensation Committee of the Board of Directors of the Company, a majority of which shall be independent directors.

              b. In addition to his base salary, Employee shall receive a bonus equal to five percent (5%) of the amount, if any, by which the Company's pre-tax operating income exceeds $1,000,000 in each of the fiscal years ending December 31, 1998 and 1999.

              c. In addition to base salary and bonus payable pursuant to (a) and (b) above, Employee shall have the right and option (the "Option") to purchase 475,000 shares of the Company's Common Stock at a purchase price of $6.00 per share, subject to the following terms and conditions:

                   i) The Option shall vest as to 158,334 shares on the first anniversary of the Effective Date, as to 158,333 shares on the second anniversary of the Effective Date, and as to 158,333 shares on the third anniversary of the Effective Date, and shall not be exercisable by Employee until and to the extent vested;

                  ii) To the extent not previously vested, the Options shall terminate upon termination of Employee's employment by (A) Employee, without cause, or (B) by the Company with cause.

                  iii) The Option shall vest in full immediately (A) if Employee's employment is terminated by the Company without cause, (B) Employee's employment is terminated by Employee with cause, (C) the Company should merge with another corporation or entity and the Company is not the surviving corporation, or (D) all or substantially all of the outstanding capital stock or assets of the Company are acquired by another person or entity.

                  iv) To the extent not previously exercised, the Option shall terminate upon the earlier of (A) the fifth anniversary of the Effective Date or
(B) six (6) months following the termination of Employee's employment by the Company.

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                  v) All terms and conditions of the Company's 1995 Incentive
Stock Option Plan which are not inconsistent with the foregoing terms and conditions shall apply to the Option.

     4. OTHER BENEFITS:

              a. The Company shall pay Employee for ordinary and reasonable business expenses incurred by him in the performance of services pursuant to this Agreement. In addition, the Company shall provide Employee with a Company-owned or leased automobile for his use or reimburse Employee for his costs in leasing such automobile. Employee shall keep such records and shall render to the Company such accounts covering such expenses as the Company shall reasonably require.

              b. During the term of his employment and during any restricted period during which Employee is entitled to receive payments pursuant to subparagraph 5(c) below, Employee shall be entitled to participate in any medical, health, disability and accident or other hospitalization or insurance plan established by the Company for its employees generally.

              c. During each full year of the term of Employment, Employee shall be entitled to four (4) weeks paid vacation time.

     5. COMPENSATION UPON TERMINATION: If Employee's employment is terminated at any time during the term hereof, the following provisions shall apply:

              a. If Employee's employment is terminated for any reason whatsoever, except for termination by the Company with cause, as defined in subparagraph (e) below, or by Employee without cause pursuant to subparagraph 2(b) above, the Company shall pay to Employee, (i) at the time of termination, an amount equal to the base salary which would have been paid during a period (the "Severance Period") beginning on the date of termination of employment and ending on the earlier of (A) the Scheduled Termination Date, or (B) the first anniversary of the termination date, and (ii) an amount equal to any bonus that would have been payable to Employee pursuant to paragraph 3(b) above during the Severance Period had Employee remained employed by the Company hereunder during the Severance Period, payments shall be in lieu of any other severance or post-employment benefits except as otherwise expressly provided for in this Agreement.

              b. If Employee's employment is terminated by his death, the payments to Employee provided for in subparagraph (a) above shall be made to his estate or to a beneficiary designated by him by notice to the Company, and shall be reduced by an amount equal to life insurance proceeds, if any, paid to beneficiaries designated by Employee under any life insurance policy owned by the Company. The Company shall use its best efforts to obtain and maintain in force key man insurance on Employee's life in the amount of $2,000,000.00 for its benefit, which insurance proceeds may be used, in part, to fund the aforementioned termination payment.

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              c. If Employee's employment is terminated for any reason other than Employee's death, the Company, at its election, by notice to Employee given not later than ten (10) days after such termination and referring specifically to this subparagraph, shall have the right to require for one (1) year from the date of termination (the "restricted period") that Employee not become employed by, become an officer, director, partner or agent of, or become an investor in, any business engaged in the manufacture or sale of natural food products and/or dietary supplements, provided that (i) the Company continues to pay to Employee during the restricted period when payment of Employee's base salary would otherwise be due and without interruption, an amount equal to one hundred (100%) percent of Employee's base salary in effect immediately prior to termination unless such termination is for "cause", as defined below, in which case no payment shall be required, and (ii) the Company honors and timely performs its obligations to Employee under subparagraph (a) above. Any failure by the Company to make the payments required hereunder as and when due, or to honor and timely perform its obligations to Employee under subparagraphs (a) or (b) above, shall constitute a full and irrevocable waiver of the Company's rights under this subparagraph (c). Payments, if any, to Employee hereunder shall be in addition to any payments required under subparagraphs (a) or (b) above.

              d. Nothing in subparagraph (c) above or elsewhere in this Agreement shall prohibit Employee from acquiring a passive equity stake representing less then one (1%) of any class of an issuer's outstanding securities.

              e. For the purposes of this Agreement, "cause" for termination of Employee's employment shall exist only in the event of (i) Employee's gross negligence or intentional malfeasance in the performance of his duties as an officer of the Company which results in or creates a substantial risk of serious financial injury to the Company, (ii) Employee's conviction of a felony or misdemeanor involving fraud or theft provided that, if such conviction is appealed by Employee, the conviction is upheld by the appellate courts, (iii) any final determination by any governmental agency, court or securities exchange or by The Nasdaq Stock Market, Inc. ("Nasdaq") that Employee has violated any securities laws or exchange or Nasdaq rules, or (iv) Employee enters into a consent order with respect thereto.

     6. ASSIGNMENT: This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except that the Company may assign or transfer this Agreement to a successor organization in the event of merger, consolidation, or transfer of sale of all or substantially all of the assets of the Company, in which case the term Company shall mean such successor, provided that in the case of any such assignment or transfer, the obligations of this Agreement are assumed by such successor or are binding upon and inure to the benefit of such successor as a matter of law.

     7. NOTICES: All notices hereunder shall be in writing and shall be deemed to have been given at the time when mailed in any general or branch United States Post Office


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enclosed in a certified post-paid envelope, addressed to the respective parties stated below, or to such changed address as such party may fix by notice as aforesaid:

                     To the Company:

                              Attn:  Board of Directors
                              1460 Route 9 North
                              Woodbridge, NJ  07095

                     with a copy to:

                              Connolly Epstein Chicco
                              Foxman Engelmyer & Ewing
                              Attention:  Joseph Chicco
                              1515 Market Street, 9th Floor
                              Philadelphia, PA  19102

                     To Employee:

                              Robert Portman
                              188 Igoe Road
                              Morganville, NJ 07751

in each case with copies of such notice to each director of the Company then in office.

     8. GOVERNING LAW: This Agreement and all performance under this Agreement shall be governed by the laws of the State of New Jersey.

     9. WAIVER, MODIFICATION: No waiver or modification of this Agreement or of any covenant, condition or limitation contained herein shall be valid or effective unless it is in writing and duly executed by Employee and the Company.

     10. RESOLUTION OF DISPUTES: Any controversy or claim arising out of or relating to this Agreement or the breach thereof, including without limitation a claim for declaratory relief or relief which is equitable in nature, shall be settled by arbitration in either Philadelphia, Pennsylvania or Newark, New Jersey, by an arbitrator selected by Employee and the Company. If the Company and Employee cannot agree on the appointment of an arbitrator within ten (10) days after a request for arbitration, then such arbitrator shall be an attorney-at-law with no prior professional association with any of the parties or their affiliates who is selected in accordance with procedures established and implemented by the American Arbitration Association. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except as otherwise provided in this paragraph 10. Except as otherwise provided herein, all costs of the


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arbitration shall be borne by the Company. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction over the parties. Any award of the arbitrator shall include interest at a rate or rates considered just under the circumstances by the arbitrator and may include, in the discretion of the arbitrator, an award of legal expenses and costs to the prevailing party.

     11. TERMINATION OF PRIOR AGREEMENT AND PROGRAM: This Agreement supersedes the Employment Agreement dated May 1, 1995, between Employer and Employee (the "1995 Contract") and the Bonus Stock Option Award Program adopted by Employer in July 1996 (the "Program") expressly for Employee. The 1995 Contract and Program are terminated, and Employer and Employee release each other from any obligations thereunder, effective as of the Effective Date.

     IN WITNESS WHEREOF, Employee has signed his name and the Company, by the signatures of its duly authorized officers, has executed this Agreement, as of the date and year mentioned at the top of page one.


                                                PACIFICHEALTH LABORATORIES, INC.


                                                By: /s/ Jonathan D. Rahn
                                                    --------------------------
                                                    Jonathan D. Rahn
                                                    Executive Vice President


                                                By: /s/ Robert Portman
                                                    --------------------------
                                                        Robert Portman



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